Exhibit 99.4

EXECUTION COPY

Borders Group, Inc.

100 Phoenix Drive

Ann Arbor, Michigan 48108

April 9, 2008

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 29th Floor

New York, New York 10019

Attention: William A. Ackman, Managing Member

Re: Warrant Agreement

Ladies and Gentlemen:

Reference is hereby made to the Warrant and Registration Rights Agreement dated as of April 9, 2008 by and between Borders Group, Inc. (the “Company”) and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agreement”), pursuant to which Warrants to purchase Common Stock of the Company were issued, and may in the future be issued, to Pershing Square Capital Management, L.P. (“Pershing Square”). Reference is also made to the Senior Secured Credit Agreement, dated as of April 9, 2008 (the “Credit Agreement”), by and among Borders Group, Inc., Borders, Inc., Walden Book Company, Inc., BGP (UK) Limited, Borders Properties, Inc. Borders Online, LLC, Borders Fulfillment, Inc., Borders Online, Inc., Pershing Square Credit Partners LLC and PSRH, Inc., as Lenders, and Pershing Square Capital Management, L.P., as administrative agent and as collateral agent. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Warrant Agreement.

By execution of this side letter (the “Side Letter”), executed simultaneously with the Warrant Agreement, each of the Company and Pershing Square does hereby agree to the provisions set forth herein.

1.	Covenants of the Initial Investor.
(a)

The Initial Investor shall not, without the prior written approval of the Company, exercise any Warrants or sell or transfer (other than internally among the entities comprising the Initial Investor) any Warrants or shares of Common Stock until the earlier of (i) January 1, 2009, and (ii) the public announcement of the entry into a definitive agreement with respect to, or the completion of, a Change of Control Event or other extraordinary transaction involving the Company to which the Initial Investor is not a party; provided, however, if the definitive agreement relates to a Public Stock Merger, the Initial Investor may not exercise Warrants for cash prior to the consummation of the Public Stock Merger.

(b)

The Initial Investor shall not, without the prior written approval of the Company, exercise or take any other action with respect to the Warrants if such action would cause a “Change of Control” as defined in the Existing Facility as in effect on the date hereof.

(c)

Until after the Company’s 2009 annual shareholders’ meeting, the Initial Investor will not seek to prevent the Board from maintaining a majority of directors who are independent of the Initial Investor and the Company and will condition any material transactions between the Company and the Initial Investor on the receipt of the approval of a majority of such directors (it being agreed for the avoidance of doubt that in the event that either the Company or the Initial Investor nominates any person to serve as a director of the Company’s board, the fact of that nomination does not by itself deem that person not to be independent of the Company or the Initial Investor, as applicable).

(d)	The Initial Investor agrees that it will vote at any shareholder meeting all of its shares of Common Stock to approve the issuance of the Underlying Common Stock upon the exercise of the Warrants.
2.

Purchase for Investment. The Initial Investor acknowledges that the Registrable Securities have not been registered under the Securities Act of 1933 and the rules and regulations thereunder or under any state securities Laws and that there is no public or other market for the Registrable Securities. The Initial Investor represents that the Initial Investor (i) is acquiring the Registrable Securities for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities Laws; (ii) will not sell or otherwise dispose of any of the Registrable Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, the Warrant Agreement and this Side Letter; and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (iv) is an Accredited Investor (as that term is defined by Rule 501 of the Securities Act).

3.

Required Shareholder Approval and Amendments to the Incentive Plans. The Company will use reasonable best efforts to take such actions as the Initial Investor may reasonably request from time to time to (i) maximize the number of Warrants exercisable for Underlying Common Stock that the Initial Investor may hold in a manner consistent with the foregoing requirements and applicable anti-takeover and other laws, including the obligation to call special meetings of shareholders as the Initial Investor may reasonably request until the Required Shareholder Approval has been received and (ii) obtain the Incentive Plan Amendments. The Company will use reasonable best efforts to obtain the Required Shareholder Approval and the Incentive Plans Amendments no later than February 2, 2009.

4.

Prohibitions on Poison Pill. Prior to a Change in Control Event that is a Public Stock Merger, so long as the Initial Investor is a Significant Holder, the Company shall not, without the consent of the Initial Investor, take any action to implement a stockholders rights plan or any anti-takeover defense with a similar effect.

5.

Prohibitions on the Issuance of Certain Securities. Prior to a Change in Control Event that is a Qualifying Public Stock Merger, so long as the Initial Investor is a Significant Holder, the Company shall not, without the consent of the Initial Investor, except for Qualifying Employee Stock, issue any Voting Stock (other than Common Stock), preferred stock or instruments convertible, exchangeable or exercisable into preferred stock or Voting Stock (other than Common Stock).

6.

Certain Other Events. If any event occurs as to which the provisions of Article 5 of the Warrant Agreement are not strictly applicable or, if strictly applicable, would not fairly protect the rights of the Initial Investor in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith judgment of the Board, to protect such purchase rights as aforesaid.

7.

No Manipulation. The Initial Investor shall take no action, directly or indirectly, with the intent or effect of influencing or manipulating the market prices of the Common Stock during any measurement period for determining the value of the Common Stock under the Warrant Agreement.

8.

Modifications. Without prejudice to the rights of the Initial Investor as a Holder of Warrants pursuant to Section 12.10(b) of the Warrant Agreement, no modification to the Warrant Agreement that is adverse to the interests of the Initial Investor may be made without the prior written consent of the Initial Investor as long as the Initial Investor holds at least 5% of the Warrants.

9.

Syndication of Term Loan Facility. Capitalized terms used but not defined in this paragraph 9 shall have the meanings ascribed to them in the Credit Agreement. Each Lender agrees that notwithstanding anything to the contrary provided in the Credit Agreement, it shall in no event make any assignment of the Loans if, subsequent thereto, the Initial Investor (as defined in the Warrant Agreement) would hold less than 100% of the outstanding Loans, provided that this paragraph 9 shall cease to apply upon an Event of Default.

This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

Please indicate your agreement with the foregoing by executing a copy of this letter and returning it to the undersigned.

[signature page follows]

Very truly yours,

BORDERS GROUP, INC.
By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Senior Vice President, Finance and Chief Financial Officer

Agreed to and accepted this

9th day of April, 2008

PERSHING SQUARE CAPITAL MANAGEMENT, L.P. By: PS Management GP, LLC, its General Partner
By:	/s/ William A. Ackman
Name:	William A. Ackman, Managing Member